SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 4)*

American Coin Merchandising, Inc.
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


02516B108
--------------
(CUSIP NUMBER)


December 31, 1999
-------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  02516B108               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.
(on behalf of Merrill Lynch Asset Management Group ("AMG"))**

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

571,200

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

571,200

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

571,200 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.82%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A

CUSIP NO.  02516B108               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

HOTCHKIS AND WILEY SMALLCAP FUND, INC.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

282,000

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

282,000

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

282,000 (ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.36%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A

14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
 SCHEDULE IS FILED:

	[X] Rule 13d-1(b)
	[ ] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

	SCHEDULE 13G

ITEM 1 (a)  Name of Issuer:
	    --------------

	    American Coin Merchandising, Inc. (the "Company")

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

	    5560 Central Avenue
	    Boulder, CO  80301



ITEM 2 (a)  Name of Persons Filing:
	    ---------------------

	    Merrill Lynch & Co., Inc.
	    (on behalf of Merrill Lynch Asset Management Group ("AMG"))

	    HOTCHKIS AND WILEY SMALLCAP FUND, INC.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------

Merrill Lynch & Co., Inc.
(on behalf of Merrill Lynch Asset Management Group ("AMG"))
World Financial Center, North Tower
250 Vesey Street
New York, NY  10381

HOTCHKIS AND WILEY SMALLCAP FUND, INC.
800 Scudders Mill Road
Plainsboro, NJ  08536

ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

ITEM 3

   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

[ ] Broker or Dealer registered under Section 15 of the Act,
[ ] Bank as defined in Section 3(a)(6) of the Act,
[ ] Insurance Company as defined in Section 3(a)(19) of the Act,
[ ] Investment Company registered under Section 8 of the Investment
	Company Act of 1940,
[X] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
[ ] Employee Benefit Plan or Endowment Fund in accordance with
	Rule 13d-1(b)(1)(ii)(F),
[X] Parent Holding Company or Control Person in accordance with
	Rule 13d-1(b)(ii)(G); see Item 7,
[ ] A savings association as defined in Section 3(b) of the Federal
	Deposit Insurance Act (12 U.S.C. 1813),
(i) [ ] A church plan that is excluded from the definition of an	investment
 company under Section 3(c)(14) of the Investment 	Company Act of 1940,
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose or to direct the disposition of:

	  See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

Not Applicable


ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

    Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company.
The Merrill Lynch Asset Management Group ("AMG") is an operating division of
 ML&Co. consisting of ML&Co.'s indirectly owned asset management subsidiaries. Certain of these subsidiaries hold certain shares of the security which is the subject of this report. (See Item 7).


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
  ---------------------------------------------------------------------

    Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company.
The Merrill Lynch Asset Management Group ("AMG") is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset management subsidiaries. The following asset management subsidiaries hold certain shares of the common stock, which is the subject of this 13G filing:


Hotchkis and Wiley, A Division of Merrill Lynch Asset Management, L.P.


ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable


ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable

ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 1, 2000


Merrill Lynch & Co, Inc.
(on behalf of Merrill Lynch Asset Management Group ("AMG"))

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact*


HOTCHKIS AND WILEY SMALLCAP FUND, INC.

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact**


------------------------------------
*Signed pursuant to a power of attorney, dated January 25, 1999, included as Exhibit B to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co, Inc. (on behalf of Merrill Lynch Asset Management Group ("AMG")) on January 28, 1999 with respect to Creative Technology, Limited.

**Signed pursuant to a power of attorney dated January 21, 2000, included as Exhibit B to this Schedule 13G.

EXHIBIT A

Merrill Lynch Asset Management Group of ML&Co. ("AMG") is comprised of the following legal entities: Merrill Lynch Asset Management, L.P. doing business as Merrill Lynch Asset Management ("MLAM"), Hotchkis and Wiley, QA Advisers, LLC ("QA"), Merrill Lynch Quantitative Advisers, Inc. and Mercury Asset Management Advisors divisions thereof; Fund Asset Management, L.P., doing business as Fund Asset Management ("FAM"); Merrill Lynch Asset Management
 U.K. Limited ("MLAM UK"); Merrill Lynch (Suisse) Investment M




Power of Attorney


	The undersigned, Hotchkis and Wiley Small Cap Fund, a separate portfolio of
 Hotchkis and Wiley Funds, a trust duly organized under the laws of the state of Massachusetts, with its principal place of business at 725 S. Figueroa
 Street, Suite 4000, Los Angeles, California 90017, does hereby make, constitute and appoint Michael J. Hennewinkel, Jerry Weiss, Ira P. Shapiro, and Thomas D. Jones III, acting severally, each of whose address is 800
 Scudders Mill Road, Plainsboro, New Jersey 08536, as its true and l and in its name, place and stead, to execute and cause to be filed and/or delivered as required under Section 13(d) of the Securities Exchange Act of
 1934 (the "Act") and the regulations thereunder, any number as appropriate of original, copies, or electronic filings of the Securities and Exchange
 Commission Schedule 13D or Schedule 13G Beneficial Ownership Reports
 (together with any amendments and joint filing agreements under Rule
 13d-1(f)(1) of the Act, as may be required thereto) to be filed and/or del ty security (as defined in Rule 13d-1(d) under the Act) beneficially owned by the undersigned and which must be reported by the undersigned pursuant to Section 13(d) of the Act and the regulations thereunder, and generally to take such other actions and perform such other things necessary to effectuate the foregoing as fully in all respects as if the undersigned could do if personally present.  This Power of Attorney shall remain in effect until revoked, in writing, by the undersigned.
	In Witness Whereof, the undersigned has executed this Power of Attorney on this 21 day of January, 2000.


HOTCHKIS AND WILEY SMALL CAP FUND

By:	/s/ Nancy D. Celick
Name:  Nancy D. Celick
Title:  President